Unaudited Pro Forma Consolidated Statements of Earnings
For the Fiscal Year Ended June 30, 2005
(dollars in thousands, except per share data)

			Pro Forma	Pro Forma
	Twin Disc	BCS	Adjustments	Consolidated

Net sales	218,472	26,809	(636) (2)	244,645

Cost of goods sold	161,052	23,176	(5,362) (3)	178,357
			(636) (2)
			414 (4)
			(287) (6)

Gross profit	57,420	3,633	4,726	66,288

Marketing, engineering and administrative expenses	44,666	-	5,362 (3)	50,904
			963 (4)
			(87) (5)
Restructuring of operations	2,076			2,076

Earnings from operations	10,678	3,633	(1,512)	13,308

Other income (expense):
Interest income	140			140
Interest expense	(1,134)	(69)	(1,408) (1)	(2,611)
Other, net	(192)	3		(189)

Earnings before income taxes and minority
interest	9,492	3,567	(2,920)	10,648

Income Taxes	2,485	1,470	(1,197) (7)	2,758

Earnings before minority interest	7,007	2,097	(1,723)	7,891

Minority Interest	(97)			(97)

Net Income	6,910	2,097	(1,723)	7,794

Earnings per share data:
Basic earnings per share	2.42			2.72
Diluted earnings per share	2.38			2.68

Weighted average shares outstanding data:
Basic shares outstanding	2,861			2,861
Dilutive stock options	47			47

Diluted shares outstanding	2,908	-	-	2,908

1)	Interest Expense - on the incremental debt assumed upon acquisition, at 6.05%.

	Incremental Debt		23,274
	Interest Rate		6.05%
	Months		12

	Interest Expense		1,408

2)	Eliminate intercompany trading activity between BCS and existing Twin Disc subsidiaries

	Sales to TD Italia		321
	Sales to Technodrive		137
	Sales to TD Southeast		178

			636

3)	Reflects the reclassification of an estimate of costs classified as cost of sales by BCS to conform to Twin Disc's classification as marketing, engineering and administrative.

4)	Reflects the expected amortization of identifiable finite-lived intangible assets acquired as part of the BCS acquisition and the incremental depreciation on the write-up of the fixed assets to fair value.

	- non-compete agreements	769	ME&A
	- customer relationships	160	ME&A
	- distribution network	34	ME&A
	- incremental depreciation	414	COGS

		1,377

5)	Eliminate historical amortization of intangibles	87

6)	Eliminate historical depreciation	287

7)	Tax effects of the pro forma adjustments have been calculated based on the BCS effective rate of 41%.

8)	Not reflected in the unaudited pro forma consolidated statement of earnings above is the amortization of the purchase accounting adjutstemnt to record inventory at its fair value. This adjustment is excluded as it will impact the first year only, and thus is not reflective of the ongoing results of the combined operations.